Exhibit 5.2

CHAPOTON | SANDERS | SCARBOROUGH LLP

June 8, 2017

TRI Pointe Group, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

(949) 438-1400

Re: TRI Pointe Group, Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to Trendmaker Homes, Inc., a Texas corporation (the “Texas Guarantor”), a wholly owned subsidiary of TRI Pointe Group, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $300,000,000.00 aggregate principal amount of 5.25% senior unsecured notes due 2027 (the “Notes”), including the guarantees thereof (the “Guarantees”), set forth in the Indenture (hereafter defined) by the subsidiaries of the Company, including the Texas Guarantor, named therein (the “Guarantors”). The Notes and the Guarantees are being issued under that certain Indenture dated May 23, 2016 (the “Base Indenture”), as supplemented and amended by that Second Supplemental Indenture dated June 8, 2017 (the “Supplemental Indenture;” together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee. The Company and the Guarantors executed and filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on May 23, 2016, as amended by that certain prospectus supplement filed with the Commission on June 6, 2017 (collectively, the “Registration Statement”), relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable. The Company and the Guarantors of the Notes entered into an underwriting agreement dated June 5, 2017 (the “Underwriting Agreement”) with J.P. Morgan Securities, LLC, as representative of the underwriters named in Schedule I thereof relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.        The Registration Statement;

2.        The Base Indenture;

3.        The Supplemental Indenture;

4.        The Underwriting Agreement;

TWO RIVERWAY I SUITE 1500 I HOUSTON, TEXAS 77056 I MAIN 713.357.9710 I FAX 713.357.9690

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June 8, 2017

5.        The global certificate evidencing the Notes, including the notation of guarantee (the “Note Certificate”);

6.        The Articles of Incorporation and Bylaws of the Texas Guarantor, as amended and/or restated as of the date hereof (collectively, the “Organizational Documents”);

7.        A certificate issued by the Secretary of State of the State of Texas as of March 22, 2017 confirming the valid existence of the Texas Guarantor;

8.        Bringdown certificate dated June 7, 2017, executed by Corporation Service Company, regarding the existence of the Texas Guarantor as of such date;

9.        Online evidence from the website of the Texas Comptroller of Public Accounts as of June 7, 2017, confirming the good standing of the Texas Guarantor as of such date;

10.      Copy of Action by Unanimous Written Consent of The Board of Directors of the Texas Guarantor, adopting resolutions authorizing and approving the execution and delivery of the Transaction Documents (hereafter defined) to which the Texas Guarantor is a party; and

11.      Such other documents, corporate records, certificates of officers of the Company and the Texas Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.

The documents and instruments referred to in (2), (3), (4), (5) and (6) above are collectively called the “Transaction Documents.”

In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Texas Guarantor and others.

We have also assumed, with your permission that with respect to all parties to agreements or instruments relevant hereto, the terms and conditions of the Transaction Documents have not been amended, modified or supplemented by any other written agreement of the parties or written waiver of any of the material provisions of the Transaction Documents.

In basing the opinions set forth in this opinion on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Texas Guarantor, no facts have come to our attention that would give us actual knowledge or actual notice

TRI Pointe Group, Inc.

June 8, 2017

that any such opinions or other matters are not accurate. Except as otherwise expressly stated in this opinion, we have undertaken no investigation or verification of such matters. Further, the words “our knowledge” as used in this opinion are intended to be limited to the actual knowledge of the attorneys within this firm who have been involved in representing the Texas Guarantor in any capacity including, but not limited to, in connection with the transactions contemplated by the Transaction Documents. We have no reason to believe that any of the documents on which we have relied contain matters which, or the assumptions contained herein, are untrue or contrary to known facts.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.        The Texas Guarantor has been duly organized and is a validly existing corporation in good standing under the laws of the State of Texas.

2.        The Texas Guarantor has the corporate power and authority to execute, deliver and perform all of its obligations under each of the Transaction Documents to which it is a party.

3.        Each of the Transaction Documents to which the Texas Guarantor is a party has been duly authorized, executed and delivered by all requisite corporate action on the part of the Texas Guarantor.

For purposes of our opinion, we have assumed that with respect to the issuance, sale and delivery of the Notes and the Guarantees, (i) the Registration Statement and any supplements and amendments thereto are effective and comply with all applicable laws; (ii) the Notes and Guarantees were issued and sold in the manner stated in the Registration Statement and the prospectus supplement relating thereto; (iii) the Transaction Documents are valid instruments, enforceable against the parties thereto, other than the Texas Guarantor, in accordance with their terms and applicable laws; and (iv) the performance, execution and delivery by the Texas Guarantor of the Indenture and the issuance of Guarantees by the Texas Guarantor does not (A) result in a default under or breach of any agreement or instrument binding upon the Texas Guarantor, or any order, judgment or decree of any court or governmental authority applicable to the Texas Guarantor, or (B) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect).

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Texas (including the federal laws of the United States of America), or the local laws, ordinances or rules of any municipality, county or political subdivision

TRI Pointe Group, Inc.

June 8, 2017

of the State of Texas, or the effect any such laws may have on the matters set forth herein, nor do we express any opinion as to the validity, enforceability or scope of, or limitations on, any provisions relating to rights to indemnification or contribution. These opinions are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions as expressed in this letter are rendered as of the date hereof and are based on existing law which is subject to change. We express no opinion as to circumstances or events which may occur subsequent to the date hereof. We express no opinion as to the enforceability of the Registration Statement, the Indenture, the Notes or the Guarantees.

In rendering our opinion in paragraph 1 above as to the good standing of the Texas Guarantor in Texas, we have relied solely upon a Statement of Franchise Tax Account Status dated as of June 7, 2017 obtained through the website of the Office of the Comptroller of Public Accounts of Texas, which statement expressly states that, as of the date thereof, the right of Texas Guarantor to transact business in Texas is “active”. We note that effective as of May 5, 2013, the Comptroller’s Office changed its procedure so that the terms “good standing” and “active” now mean that a relevant taxable entity’s right to transact business in Texas has not been forfeited by the Comptroller’s Office because of the entity’s failure to file franchise tax reports or pay franchise taxes; prior to this change in procedure, the term “good standing” meant that all franchise tax filing requirements had been met and no franchise tax was due.

Our opinion may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Securities Act of 1933 (the “Act”) but, except as set forth in the next paragraph, may not otherwise be used, quoted or referred to by or filed with any other person or entity without prior written permission.

We consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Chapoton Sanders Scarborough LLP